Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-134526, 333-138879 and 333-146713) on Form S-8, and the Registration Statement (No. 333-136748) on Form S-3, of our report dated January 8, 2009 , which report includes explanatory paragraphs expressing substantial doubt about the Company's ability to continue as a going concern and the restatement of the financial statements as of and for the year ended December 31, 2007 with respect to the change in presentation of certain shares of common stock, with respect to our audit of the consolidated financial statements and schedule  of eMagin Corporation included in this Annual Report on Form 10-K/A for the year ended December 31, 2007.

We also consent to the reference to our firm as "Experts" in the Registration Statement on Form S-3.

/s/ Eisner LLP

New York, New York
January 8, 2009